             THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON
                   FEBRUARY 18, 1997 PURSUANT TO A RULE 201
                        TEMPORARY HARDSHIP EXEMPTION.



                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.    1    )*
                                          ---------

                            THE UNIMARK GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  904789 10 4
                  --------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                 Page 1 of 5


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CUSIP No. 904789 10 4



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Jorn Budde
                                 ###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     527,894
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   N/A
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     527,894
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     N/A
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   527,894
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                Not applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                     6.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


                                      IN
--------------------------------------------------------------------------------




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ITEM 1.

      (a)  NAME OF ISSUER:

           THE UNIMARK GROUP, INC.

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           The UniMark House
           124 McMarin Road
           Bartonville, Texas 75226


ITEM 2.

      (a)  NAME OF PERSON FILING:

           Jorn Budde

      (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           The UniMark House
           124 McMarin Road
           Bartonville, Texas 75226

      (c)  CITIZENSHIP:

           Denmark

      (d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share

      (e)  CUSIP NUMBER:

           904789 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]   Broker or Dealer registered under section 15 of the Act
      (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
      (c)  [ ]   Insurance Company as defined in section 3(a)(19) of the Act
      (d)  [ ]   Investment Company registered under section 8 of the
                 Investment Company Act



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        (e)   [ ]    Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
        (f)   [ ]    Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund: see Section
                     240.13d-1(b)(1)(ii)(F)
        (g)   [ ]    Parent Holding Company, in accordance with Section
                     240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
        (h)   [ ]    Group, in accordance with Section
                     240.13d-13d-1(b)(1)(ii)(H)
              N/A

ITEM 4.   OWNERSHIP:

        (a)  AMOUNT BENEFICIALLY OWNED:  527,894

        (b)  PERCENT OF CLASS:  6.2%

        (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                527,894

                (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                -0-

                (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                527,894

                (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                -0-


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
                                                                   N/A

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.
                             N/A





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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          Not applicable.



        SIGNATURE.

        After reasonable inquiry and to the best of my knowledge and belief. I certify that the information set forth in this statement is true, complete, and correct.


Date: February 13, 1997


                                                /s/ JORN BUDDE
                                                -------------------------------
                                                Jorn Budde



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